Calculation of Filing Fee Tables
S-8
VIEMED HEALTHCARE, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, no par value	Other	412,351	$ 6.90	$ 2,845,221.90	0.0001531	$ 435.60
Total Offering Amounts:						$ 2,845,221.90		$ 435.60
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 435.60
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers hereunder an indeterminate number of common shares issuable as a result of the anti-dilution provisions of the Registrant's 2024 Long-Term Incentive Plan (as amended, the "Plan"). Represents 412,351 additional common shares reserved for issuance under the Plan. Pursuant to Rule 457(c) and Rule 457(h), the registration fee is calculated on the basis of the average of the high and low sale prices for the common shares on the Nasdaq Capital Market on August 7, 2025, $6.90. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A